Filed pursuant to Rule 433

August 9, 2016

Relating to

Preliminary Prospectus Supplement dated August 9, 2016 to

Prospectus dated February 27, 2015

Registration Statement No. 333-202389

Kimco Realty Corporation

Pricing Term Sheet

Issuer:	Kimco Realty Corporation
Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. and BBB+ (stable) by Standard & Poor’s Ratings Services
Aggregate Principal Amount Offered Hereby:	$500,000,000
Pricing Date:	August 9, 2016
Settlement Date:	August 18, 2016 (T+7)
Maturity Date:	October 1, 2026
Interest Payment Dates:	April 1 and October 1, commencing on April 1, 2017
Coupon:	2.800%
Price to Public:	99.169% of the principal amount
Proceeds to Issuer (before expenses and the underwriting discount):	$495,845,000
Benchmark Treasury:	1.625% due May 15, 2026
Benchmark Treasury Yield:	1.545%
Spread to Benchmark Treasury:	+135 bps
Yield to Maturity:	2.895%
Redemption Provisions:

Make-whole Call:

Prior to July 1, 2026, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+20 bps).

Par Call:

At any time on or after July 1, 2026, the notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AP4/US 49446RAP47
Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC UBS Securities LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC
Senior Co-Managers:	Citigroup Global Markets Inc. Scotia Capital (USA) Inc.
Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Regions Securities LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

*   Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated February 27, 2015 as supplemented by a preliminary prospectus supplement dated August 9, 2016) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by calling Barclays Capital Inc. at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com, J.P. Morgan Securities LLC collect at 1-212-834-4533 and UBS Securities LLC at 1-888-827-7275.